EXHIBIT 99.1

Exponent Reports Second Quarter of Fiscal Year 2018 Financial Results

MENLO PARK, Calif., July 19, 2018 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the second quarter ended June 29, 2018.

“Exponent delivered high-single digit revenue growth in the quarter and continued to expand margins, contributing to a strong first half of 2018. Exponent’s results reflect continuing demand for our expertise and services, supported by positive market trends across several industries, practices and geographies, and consistent with the expected step-down in the ongoing large human factors project in the second quarter,” commented Dr. Catherine Corrigan, President and Chief Executive Officer.

“Exponent’s inter-disciplinary engineering and scientific advice is more valuable than ever as increasingly complex technologies impact every facet of our lives.  We continue to grow our global presence by recruiting top experts and identifying new opportunities to expand our proactive and reactive services. Recent examples of engagements include evaluating virtual reality technologies, providing multi-disciplinary expertise to resolve major capital project disputes, and assessing the impact of chemicals on ecosystems and human health.  We are encouraged by the positive trends that we are seeing across the business,” stated Dr. Corrigan.

Second Quarter Financial Results

Total revenues in the second quarter of 2018 grew 9% to $95.6 million, as compared to $87.8 million in the same quarter of 2017. Revenues before reimbursements increased 7% to $90.0 million as compared to $84.1 million in the same period one year ago.

Net income was $18.4 million, or $0.34 per diluted share, in the second quarter of 2018, as compared to $13.8 million, or $0.26 per diluted share, in the same period of 2017. For comparison purposes, Exponent’s tax rate decreased to 26.1% in the second quarter of 2018, as compared to 38.3% in same period last year, due to the new Tax Legislation.1

EBITDA2 increased 10% to $26.0 million, as compared to $23.7 million in the same quarter of 2017.

Year to Date Financial Results

For the first half of 2018, total revenues increased 12% to $192.1 million, as compared to $172.0 million in the same period of 2017. Revenues before reimbursements increased 10% to $180.7 million, as compared to $164.6 million in the same period one year ago.

Net income was $38.8 million, or $0.72 per diluted share, in the first half of 2018, as compared to $30.4 million, or $0.56 per diluted share, in the same period of 2017. As a reminder, in the first quarter of 2016, Exponent adopted a new accounting standard3 for the classification of tax adjustments associated with share-based awards. The tax benefit realized in the first half of 2018 was $4.1 million, or $0.08 per diluted share, as compared to $6.1 million or $0.11 per diluted share in same period last year.

Inclusive of the tax benefit for share-based awards, Exponent’s consolidated tax rate was 18.2% in the first half of 2018, as compared to 23.6% for the same period last year. For comparison purposes, excluding the tax benefit for share-based awards, Exponent’s tax rate decreased to 26.7% in the first half of 2018, as compared to 38.8% in same period last year, due to the new Tax Legislation.1

EBITDA2 in the first half of 2018 increased 16.5% to $49.4 million, as compared to $42.5 million in the same period one year ago.

In the first half of 2018, Exponent paid $13.5 million in dividends and closed the period with $193.3 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced a $0.13 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends.

On June 7, 2018, the company completed its previously announced two-for-one stock split of its common stock. In accordance with generally accepted accounting principles, all common share and per common share amounts presented herein have been adjusted on a retroactive basis to reflect the stock split. As of June 29, 2018, Exponent had approximately 52 million shares of common stock outstanding.

Business Overview

Exponent’s engineering and other scientific segment represented approximately 80% of the Company’s second quarter and first half net revenues. Net revenues grew 8% in the second quarter and 11% in the first half, as compared to last year. For the second quarter, this segment had noteworthy performances in its human factors, material sciences, thermal sciences, mechanical engineering and construction consulting practices. The Company experienced strong demand for advice related to the reliability of components and system level designs of consumer products.  Demand continued for battery technology assessments for the transportation, medical device and consumer electronics industries.

Exponent’s environmental and health segment represented approximately 20% of the Company’s second quarter and first half net revenues. Net revenues in this segment grew 3% in the second quarter and 7% year to date as compared to last year.  Exponent’s chemical regulation and food safety practice continued its strong growth, focusing on the safety of agricultural chemicals in the Americas, Europe and Asia.  Consultants from this segment also continued to support the large human factors project.

Business Outlook

“For the full year 2018, we are reiterating our revenue growth and increasing our margin expectations.  Our outlook reflects positive momentum in the business, as well as the expected lower year-over-year revenues from the ongoing human factors project in second half of 2018. We expect revenues before reimbursements to grow in the mid- to high-single digits and EBITDA2 margin to decline by approximately 25 to 50 basis points, as compared to 2017.  As previously discussed, we continue to believe that Exponent’s consolidated income tax rate will be approximately 22% to 23% for 2018, after including the estimated tax adjustments associated with share-based awards. This tax rate range is approximately ten percentage points lower than it would have been as a result of the new Tax Legislation1,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“We have exciting growth opportunities across our practices and industries in both proactive and reactive work on a global basis. We remain committed to our long-term financial goals to produce organic revenue growth, improve profitability, and maintain a strong balance sheet. I am enthusiastic about working with our leadership team to capitalize on these opportunities,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, July 19, 2018, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (888) 394-8218 or (323) 701-0225. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 8870561#.

Footnotes

1 The Tax Cuts and Jobs Act (Tax Legislation) was enacted on December 22, 2017 and lowers U.S. corporate income tax rates as of January 1, 2018, implements a territorial tax system and imposes a repatriation tax on deemed repatriated earnings of foreign subsidiaries.

2 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the measures to GAAP is set forth below.

3 FASB Accounting Standard Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, March 30, 2016.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended June 29, 2018 and June 30, 2017
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2018	2017	2018	2017

Revenues
Revenues before reimbursements	$89,972	$84,120	$180,656	$164,587
Reimbursements	5,649	3,720	11,422	7,375

Revenues	95,621	87,840	192,078	171,962

Operating expenses
Compensation and related expenses	55,458	51,536	113,037	105,954
Other operating expenses	7,566	7,275	15,031	14,466
Reimbursable expenses	5,649	3,720	11,422	7,375
General and administrative expenses	4,470	4,992	8,512	9,216

	73,143	67,523	148,002	137,011

Operating income	22,478	20,317	44,076	34,951

Other income
Interest income, net	543	266	1,073	500
Miscellaneous income (expense), net	1,898	1,765	2,220	4,307
	2,441	2,031	3,293	4,807

Income before income taxes	24,919	22,348	47,369	39,758

Income taxes	6,494	8,557	8,604	9,391

Net income	$18,425	$13,791	$38,765	$30,367

Net income per share:
Basic	$0.35	$0.26	$0.73	$0.58
Diluted	$0.34	$0.26	$0.72	$0.56

Shares used in per share computations:
Basic	53,008	52,830	52,876	52,716
Diluted	54,195	53,936	54,111	53,960

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 29, 2018 and December 29, 2017
(unaudited)
(in thousands)

	June 29,	December 29,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$117,773	$124,794
Short-term investments	75,534	71,604
Accounts receivable, net	116,532	110,100
Prepaid expenses and other assets	9,184	9,011
Total current assets	319,023	315,509
Property, equipment and leasehold improvements, net	41,357	35,014
Goodwill	8,607	8,607
Other assets	86,706	80,459
	$455,693	$439,589

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$12,403	$14,741
Accrued payroll and employee benefits	56,843	70,064
Deferred revenues	8,007	8,302
Total current liabilities	77,253	93,107
Other liabilities	58,535	56,102
Deferred rent	1,139	1,292
Total liabilities	136,927	150,501

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	223,696	210,230
Accumulated other comprehensive loss	(2,679)	(2,029)
Retained earnings	322,437	303,990
Treasury stock, at cost	(224,754)	(223,169)
Total stockholders' equity	318,766	289,088
	$455,693	$439,589

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended June 29, 2018 and June 30, 2017
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2018	2017	2018	2017

Net Income	$18,425	$13,791	$38,765	$30,367

Add back (subtract):

Income taxes	6,494	8,557	8,604	9,391
Interest income, net	(543)	(266)	(1,073)	(500)
Depreciation and amortization	1,594	1,629	3,149	3,195

EBITDA (1)	25,970	23,711	49,445	42,453

Stock-based compensation	3,744	3,532	10,033	9,187

EBITDAS (1)	$29,714	$27,243	$59,478	$51,640

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.